Exhibit 99.1

Steve Madden Announces Second Quarter 2014 Results

Updates Full Year Guidance

LONG ISLAND CITY, N.Y., July 31, 2014 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2014.

For the Second Quarter 2014:

●	Net sales were $295.7 million compared to $297.6 million in the same period of 2013.
●	Gross margin was 36.2% as compared to 37.2% in the same period last year due to increased promotional activity in the retail and wholesale segments.
●	Operating expenses as a percentage of sales were 23.6% compared to 23.1% of sales in the same period of 2013.
●	Operating income totaled $40.3 million, or 13.6% of net sales, compared with operating income of $45.6 million, or 15.3% of net sales, in the same period of 2013.
●	Net income was $28.0 million, or $0.44 per diluted share, compared to $29.0 million, or $0.43 per diluted share in the prior year’s second quarter, adjusted for the three-for-two stock split effective October 2, 2013.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “The second quarter proved difficult for Steve Madden, as we continued to face a challenging retail environment, weak mall traffic, and a women’s footwear market with few significant fashion trends.  In our wholesale segment, our branded footwear business grew sales in the mid-single digits range, led by our Steve Madden Men’s, Steve Madden Women’s, and Steven lines, while our private label footwear business experienced a sales decrease, as expected, due primarily to a temporary reduction in sales with one customer during the quarter.  We also had a strong sales gain in our wholesale accessories business, driven primarily by growth in private label accessories.  On the retail side, the absence of fashion drivers and continued weak traffic negatively impacted our full-price stores, while our outlet stores had a modest comparable store sales increase.  Finally, we saw solid gains in our international business during the quarter. While we are confident that the long-term growth prospects for our Company remain strong, based on current trends we are lowering our guidance for the full year. This is due primarily to a reduction in our forecast for the wholesale accessories segment due to pressure on our branded handbag business. We will continue to carefully manage our inventory and control costs as we work through this tough environment.”

Second Quarter 2014 Segment Results

Net sales from the wholesale business were $249.8 million in the second quarter compared to $251.4 million in the second quarter of 2013, including a solid gain in the branded footwear business and strong growth in wholesale accessories, offset by a decrease in private label footwear. Gross margin in the wholesale business was 31.3% compared to 32.1% in last year’s second quarter, due primarily to increased markdown allowances.

Retail net sales were $45.9 million compared to $46.2 million in the second quarter of the prior year. The decrease in net sales was due to a same store sales decrease of 8.5% partially offset by an increase in net sales resulting from the net opening of 11 new stores since the end of the second quarter last year. Increased promotional activity resulted in retail gross margin of 62.8% in the second quarter of 2014 compared to 64.7% in the second quarter of 2013.

During the second quarter, the Company opened four outlet stores and closed two full-price stores and one Internet store. The Company ended the quarter with 124 company-operated retail locations, including 24 outlets and three Internet stores.

The effective tax rate for the quarter of 32.0% compares to 36.7% in the second quarter of the prior year. The effective rate for the quarter includes a benefit of $1.3 million related to prior year state tax refunds.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased approximately 1.1 million shares of the Company’s common stock for $36.3 million.

As of June 30, 2014, cash, cash equivalents, and current and non-current marketable securities totaled $282.7 million.

Company Outlook

Based on second quarter results and updated expectation for the second half of the year, for fiscal year 2014, the Company now expects that net sales will increase 2% to 4% over net sales in 2013. Diluted EPS for fiscal year 2014 is now expected to be in the range of $2.00 to $2.10.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, July 31, 2014, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 2872223, and will be available until August 31, 2014.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden®, Steven by Steve Madden®, Madden Girl®, Freebird by Steven®, Stevies®, Betsey Johnson®, Betseyville®, Brian Atwood®, B Brian Atwood®, Report Signature®, Report®, Big Buddha®, Wild Pair®, Cejon® and Mad Love®, the Company is the licensee of various brands, including Olsenboye® for footwear, handbags and belts and Superga® and l.e.i.® for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 124 retail stores (including the Company’s three Internet stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net sales	$295,715	$297,634	$600,339	$576,550
Cost of sales	188,655	187,056	384,931	363,375
Gross profit	107,060	110,578	215,408	213,175
Commission and licensing fee income, net	3,187	3,699	6,358	8,066
Operating expenses	69,935	68,666	145,461	139,193
Income from operations	40,312	45,611	76,305	82,048
Interest and other income, net	1,053	992	2,086	1,907
Income before provision for income taxes	41,365	46,603	78,391	83,955
Provision for income taxes	13,226	17,100	26,222	30,920
Net income	28,139	29,503	52,169	53,035
Net income (loss) attributable to noncontrolling interest	137	547	530	679
Net income attributable to Steven Madden, Ltd.	$28,002	$28,956	$51,639	$52,356

Basic income per share	$0.45	$0.44	$0.83	$0.80
Diluted income per share	$0.44	$0.43	$0.80	$0.78

Basic weighted average common shares outstanding	61,987	65,121	62,402	65,173
Diluted weighted average common shares outstanding	64,218	67,156	64,675	67,171

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	June 30, 2014	December 31, 2013	June 30, 2013
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$155,836	$180,275	$167,676
Marketable securities (current & non current)	126,830	111,858	122,453
Accounts receivables, net	202,441	185,423	188,287
Inventories	87,310	73,696	91,307
Other current assets	32,075	36,660	31,209
Property and equipment, net	59,434	56,606	50,504
Goodwill and intangibles, net	228,366	225,695	228,309
Other assets	13,202	10,028	8,998
Total assets	$905,494	$880,241	$888,743

Accounts payable	$125,862	$99,126	$105,000
Contingent payment liability (current & non current)	30,380	34,795	46,810
Other current liabilities	43,852	44,682	66,530
Other long term liabilities	25,805	22,798	11,908
Total Steven Madden, Ltd. stockholders’ equity	679,369	678,517	657,996
Noncontrolling interest	226	323	499
Total liabilities and stockholders’ equity	$905,494	$880,241	$888,743

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2014	June 30, 2013
Net cash provided by operating activities	$68,196	$65,165

Investing Activities
Purchases of property and equipment	(8,022)	(10,659)
Purchases / sales of marketable securities, net	(11,111)	(30,711)
Acquisition, net of cash acquired	(6,750)	—
Net cash used in investing activities	(25,883)	(41,370)

Financing Activities
Common stock share repurchases for treasury	(65,609)	(32,763)
Payment of contingent liability	(3,315)	—
Proceeds from exercise of stock options	1,032	4,189
Tax benefit from the exercise of stock options	1,140	3,678
Net cash provided by financing activities	(66,752)	(24,896)

Net decrease in cash and cash equivalents	(24,439)	(1,101)

Cash and cash equivalents - beginning of period	180,275	168,777

Cash and cash equivalents - end of period	$155,836	$167,676

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com